October 25, 2005

Securities and Exchange Commission

Washington, DC

Ladies and Gentlemen:

We are currently principal accountants for Chemung Financial Corporation and, under the date of March 11, 2005, we reported on the consolidated financial statements of Chemung Financial Corporation as of and for the years ended December 31, 2004 and 2003, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as December 31, 2004. On October 19, 2005, we were notified that the auditor-client relationship between Chemung Financial Corporation and KPMG LLP will cease upon completion of the audit of Chemung Financial Corporation's consolidated financial statements as of and for the year ended December 31, 2005, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, and the issuance of our reports thereon. We have read Chemung Financial Corporation's statements included under the Item 4.01 of its Form 8-K dated October 25, 2005, and we agree with such statements except that we are not in a position to agree or disagree with Chemung Financial Corporation's statement that the dismissal was approved by the Audit Committee of the Board of Directors.

Very truly yours,

/s/KPMG LLP